Exhibit 4.5
DESCRIPTION OF HEALTHCARE TRUST OF AMERICA, INC. CAPITAL STOCK
The following is a summary of the general terms of the common stock of Healthcare Trust of America, Inc., a Maryland corporation (“HTA,” “we,” “our,” “us” and “our company”). This description does not purport to be complete and is subject to, and qualified in its entirety by, reference to the Maryland General Corporation Law (the ”MGCL”) and HTA’s Fifth Articles of Amendment and Restatement, as amended, supplemented and corrected from time to time (the “Charter”) and Bylaws (the “Bylaws”). Copies of our Charter and Bylaws are filed as exhibits to our most recent Annual Report on Form 10-K with the United States Securities and Exchange Commission (the “SEC”), and are incorporated herein by reference.
General
Under the Charter, HTA has authority to issue a total of 1,200,000,000 shares of stock. Of the total shares authorized, 1,000,000,000 shares are classified as common stock with a par value of $0.01 per share, all of which are classified as Class A common stock, and 200,000,000 shares are classified as preferred stock with a par value of $0.01 per share. In addition, the board of directors of HTA (the “board of directors”) may amend the Charter from time to time, with the approval of a majority of the entire board of directors and without stockholder approval, to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that HTA has authority to issue.
Under Maryland law, HTA’s stockholders are generally not personally liable for HTA’s debts and obligations solely as a result of their status as stockholders.
Listing
The Class A common stock is listed on the NYSE under the symbol “HTA.”
Transfer Agent and Registrar
The transfer agent and registrar for the common stock is Computershare.
Common Stock
All shares of HTA’s common stock (the “common stock”) have equal rights as to earnings, assets, dividends and voting. Subject to the Charter restrictions on the transfer and ownership of HTA’s stock and the preferential rights of holders of any other class or series of HTA’s stock, distributions may be made to the holders of the common stock if, as and when authorized by the board of directors out of funds legally available therefor. Shares of common stock generally have no preemptive, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in the Charter. Holders of shares of common stock have no appraisal rights unless the board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. In the event of HTA’s liquidation, dissolution or winding up, each share of common stock would be entitled to share ratably in all of HTA’s assets that are legally available for distribution after payment of or adequate provision for all of HTA’s known debts and other liabilities and subject to any preferential rights of holders of HTA’s preferred stock (the “preferred stock”), if any preferred stock is outstanding at such time, and the Charter restrictions on the transfer and ownership of HTA’s stock. Subject to the Charter restrictions on the transfer and ownership of HTA’s stock and except as may otherwise be specified in the terms of any class or series of common stock, each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided with respect to any other class or series of stock, the holders of common stock will possess exclusive voting power. Holders of all classes of common stock will vote together as a single class.
Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate or merge with, or convert to, another entity, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the Charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all the votes entitled to be cast with respect to such matter. In addition, all other matters to be voted on by stockholders, other than a contested election of directors (in which case directors shall be elected by the vote of a plurality of the votes cast by the stockholders entitled to vote on the election of directors present in person or by proxy at a meeting of stockholders duly called and at which a quorum is present) and amendment of the Bylaws by stockholders (which requires approval by a majority of all the votes entitled to be cast on the matter), must be approved by a majority of the votes cast by stockholders, voting together as a single class, at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then outstanding preferred stock. There is no cumulative voting in the election of directors, which means that holders of a majority of the outstanding shares of common stock can elect all of HTA’s directors.
Power to Reclassify Unissued Shares of Stock
The Charter authorizes the board of directors to classify and reclassify any unissued shares of common or preferred stock into other classes or series of shares of stock, so long as the aggregate number of all shares of all classes or series of stock that the board of directors has authority to issue does not exceed the total number of authorized shares of common and preferred stock as provided in the Charter. Prior to the issuance of shares of each class or series, the board of directors is required by Maryland law and by the Charter to set, subject to the Charter restrictions on transfer and ownership of shares of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, the board of directors could authorize the issuance of shares of common or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for HTA’s shares of common stock or otherwise be in the best interests of HTA’s stockholders. No shares of preferred stock are presently outstanding, and we have no present plans to issue any shares of preferred stock.
Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common and Preferred Stock
We believe that the power of the board of directors to amend the Charter from time to time to increase or decrease the number of authorized shares of stock or the number of authorized shares of stock of any class or series, to issue additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. The additional classes or series, as well as the shares of common stock, will be available for issuance without further action by HTA’s stockholders, unless such action is required by applicable law or the rules of any stock exchange or market system on which HTA’s securities may be listed or traded. Therefore, the board of directors could authorize HTA to issue a class or series that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for HTA’s shares of common stock or otherwise be in the best interests of HTA’s stockholders.
Preferred Stock
The Charter authorizes the board of directors to designate and issue one or more classes or series of preferred stock without stockholder approval, and to establish the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of each class or series of preferred stock so issued. Because the board of directors has the power to establish the preferences and rights of each class or series of preferred stock, it may afford the holders of any class or series of preferred stock preferences, powers and rights senior to the rights of holders of common stock. If HTA ever created and issued preferred stock with a distribution preference over common stock, payment of any distribution preferences of outstanding preferred stock would reduce the amount of funds available for the payment of distributions on the common stock. Further, holders of preferred stock are normally entitled to receive a liquidation preference in the event HTA liquidates, dissolves or winds up before any payment is made to the common stockholders, likely reducing the amount common stockholders would otherwise receive upon such an occurrence. In addition, under certain circumstances, the issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of HTA’s securities, or the removal of incumbent management. The board of directors has no present plans to issue any preferred stock, but may do so at any time in the future without stockholder approval.
Restrictions on Ownership and Transfer of Shares

In order for us to continue to qualify as a real estate investment trust (“REIT”), not more than 50% of HTA’s outstanding shares may be owned by any five or fewer individuals during the last half of any taxable year. In addition, the outstanding shares must be owned by 100 or more persons during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. We may prohibit certain acquisitions and transfers of shares so as to ensure our continued qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). However, we cannot assure you that this prohibition will be effective.
The Charter contains a limitation on ownership that prohibits any individual, entity or group from directly or indirectly acquiring beneficial ownership of more than 9.8% of the value of HTA’s then aggregate outstanding shares of stock of any class or series (which includes common stock and any preferred stock HTA may issue) or more than 9.8% of the value or number of shares, whichever is more restrictive, of HTA’s then outstanding common stock.
Any attempted transfer of HTA’s stock which, if effective, would result in HTA’s stock being beneficially owned by fewer than 100 persons will be null and void. Any attempted transfer of HTA’s stock which, if effective, would result in violation of the ownership limits discussed above or in HTA being “closely held” under Section 856(h) of the Code or otherwise failing to qualify as a REIT will cause the number of shares causing the violation (rounded up to the nearest whole share) to be automatically transferred to a trust for the exclusive benefit of one or more charitable beneficiaries, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day prior to the date of the transfer. We will designate a trustee of the share trust that will not be affiliated with us. We will also name one or more charitable organizations as a beneficiary of the share trust. Shares-in-trust will remain issued and outstanding shares and will be entitled to the same rights and privileges as all other shares of the same class or series. The trustee will receive all distributions on the shares-in-trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust during the period they are held in trust and, subject to Maryland law, will have the authority to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the share trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary.
The trustee of the trust will be empowered to sell the shares-in-trust to a qualified person selected by the trustee and to distribute to the applicable prohibited owner an amount equal to the lesser of (1) the sales proceeds received by the trust for such shares-in-trust or (2) (A) if the prohibited owner was a transferee for value, the price paid by the prohibited owner for such shares-in-trust or (B) if the prohibited owner was not a transferee or was a transferee but did not give value for the shares-in-trust, the market price on the day of the event causing the shares to be held in trust. In addition, all shares-in-trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that created such shares-in-trust (or, in the case of a devise or gift, the market price of such shares at the time of such devise or gift) and (2) the market price on the date we, or our designee, accept such offer. The trustee or we may reduce the amount payable to the prohibited owner by the amount of dividends and other distributions that have been paid to the prohibited owner and are owed by the prohibited owner to the trustee. Any amount received by the trustee in excess of the amount to be paid to the prohibited owner will be distributed to the beneficiary of the trust.
Any person who acquires shares in violation of the foregoing restrictions or who would have owned shares that resulted in a transfer to any such trust is required to give immediate written notice to us of such event. Any person who proposes or attempts such a transaction must give us at least 15 days prior written notice. Such person shall provide to us such other information as we may request in order to determine the effect, if any, of such transfer on our qualification as a REIT.
The foregoing restrictions continue to apply until the board of directors determines it is no longer in our best interests to attempt to, or to continue to, qualify as a REIT or that compliance is no longer required for REIT qualification.
The board of directors, in its sole discretion, may exempt (prospectively or retroactively) a person from the limitation on ownership of more than 9.8% of the value of HTA’s then aggregate outstanding shares of stock of any class or series (which includes common stock and any preferred stock HTA may issue) or more than 9.8% of the value or number of shares, whichever is more restrictive, of HTA’s then outstanding common stock. However, the board of directors may not exempt any person whose ownership of HTA’s outstanding stock would result in HTA being “closely held” within the meaning of Section 856(h) of the Code or otherwise would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption, a person also must not own, directly or indirectly, an interest in any of our tenants (or a tenant of any entity which we own or control) that would cause us to own, directly or indirectly, more than a 9.9% interest in the tenant. The person seeking an exemption must represent to the satisfaction of the board of directors that it will not violate these two restrictions. The person also must agree that any violation or attempted violation of these restrictions will result in the automatic transfer of the shares of stock causing the violation to the share trust.
Any stockholder of record who owns more than 5.0% (or such lower level as required by the Code and the regulations thereunder) of the outstanding shares during any taxable year will be asked to deliver a statement or affidavit setting forth the name and address of such record owner, the number of shares beneficially owned by such stockholder, a description of the manner in which such shares are held and such additional information regarding the beneficial ownership of the shares as we may request in order to determine the effect, if any, of such actual or beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, any person who is a beneficial owner or constructive owner of shares of our stock and any person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, disclose to us in writing such information as we may request in order to determine our status as a REIT or to comply, or determine our compliance, with the requirements of any taxing or governmental authority.
Number of Directors; Vacancies
The Charter provides that the number of directors will be six, which number may be increased or decreased in accordance with the Bylaws, provided that the total number of directors will not be fewer than three, nor more than 15. The Bylaws provide that a majority of HTA’s entire board of directors may at any time increase or decrease the number of directors, provided that the total number of directors will not be fewer than the minimum number required by the MGCL or the Charter, nor more than 15. Currently there are eight directors serving on the board of directors.
The Charter and Bylaws provide that, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. Notwithstanding the foregoing, the Charter provides that independent directors will nominate replacements for vacancies among the independent directors’ positions.
Annual Elections
Each of HTA’s directors is elected by HTA’s stockholders to serve for a one-year term and until his or her successor is duly elected and qualifies. Directors in uncontested elections are elected by the affirmative vote of a majority of the total votes cast for and against such nominee at a duly called meeting of stockholders at which a quorum is present, and directors in contested elections are elected by a plurality of all votes cast.
Removal of Directors
The Charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, a director may be removed by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of directors.
Calling of Special Meetings of Stockholders
The Charter and Bylaws provide that special meetings of stockholders may be called by the board of directors, the independent directors, the chairman of the board of directors or HTA’s president or chief executive officer and must be called by HTA’s secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at such meeting (subject to the stockholders’ compliance with certain procedures set forth in the Bylaws).
Action by Stockholders
According to the Bylaws, the affirmative vote of a majority of the total votes cast for and against such nominee at a meeting of stockholders duly called at which a quorum is present shall be required to elect a director in uncontested elections, and a majority of the votes cast at a meeting of stockholders duly called at which a quorum is present shall be sufficient to approve any other matter which may properly come before a meeting, unless more than a majority of votes cast is required by the MGCL, the Charter or the Bylaws. These provisions, combined with the requirements of the Bylaws regarding advance notice of nominations and other business to be considered at a meeting of stockholders discussed below and the calling of a stockholder-requested special meeting of stockholders discussed above, may have the effect of delaying consideration of a stockholder proposal. Common stockholders may take action without a meeting only if a unanimous consent setting forth the action is given in writing or by electronic transmission by each common stockholder entitled to vote on the matter.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
The Bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of other business to be considered by stockholders may be made only (i) pursuant to our notice of meeting, (ii) by or at the direction of the board of directors or (iii) by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in the Bylaws and at the time of the annual meeting and who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with the advance notice procedures and provided the information required by the Bylaws. With respect to special meetings of stockholders, only the business specified in the notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may be made only (i) by or at the direction of the board of directors or (ii) provided that the special meeting has been called in accordance with the Bylaws for the purpose of electing directors, by a stockholder who was a stockholder of record both at the time of giving of notice by such stockholder as provided for in the Bylaws and at the time of the special meeting and who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions and provided the information required by the Bylaws.
The purpose of requiring stockholders to give HTA advance notice of nominations and other business is to afford the board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by the board of directors, to inform stockholders and make recommendations about such nominees or business. Although the Bylaws do not give the board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to HTA and its stockholders.
Approval of Extraordinary Corporate Actions, Amendment of Charter
Under Maryland law, a Maryland corporation generally cannot amend its charter, consolidate or merge with, or convert to, another entity, sell all or substantially all of its assets, engage in a share exchange or dissolve unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast with respect to such matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast with respect to such matter. As permitted by Maryland law, the Charter provides that any of these actions may be approved by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter.

Proxy Access
The Bylaws include provisions permitting, subject to certain eligibility, procedural and disclosure requirements, qualifying stockholders, or a qualifying group of no more than 20 stockholders, who have maintained continuous ownership of at least three percent of our outstanding shares of Class A common stock for at least three years to require us to include in our proxy materials for an annual meeting of stockholders a number of director nominees not to exceed the greater of two nominees or 20 percent of the number of directors up for election.
Amendment of Bylaws
The board of directors has the power to adopt, alter or repeal any provision of the Bylaws and to make new Bylaws. In addition, stockholders may alter or repeal any provision of the Bylaws and adopt new Bylaws, in each case to the extent permitted by and consistent with the Charter, the Bylaws and applicable law, with the approval of a majority of all the votes entitled to be cast on the matter.
No Stockholder Rights Plan
HTA has no stockholder rights plan. In the future, HTA does not intend to adopt a stockholder rights plan unless HTA’s stockholders approve in advance the adoption of a plan or, if adopted by the board of directors, HTA submits the stockholder rights plan to HTA’s stockholders for a ratification vote within 12 months of adoption or the plan will terminate.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation), or an affiliate of an interested stockholder, in either case after the date on which the corporation had 100 or more beneficial owners of stock, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The board of directors may provide that its approval is subject to compliance with any terms and conditions determined by it.
Any such business combination entered into after the five-year prohibition must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.
These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a board of directors prior to the time that the interested stockholder becomes an interested stockholder. The board of directors has adopted a resolution exempting any business combination between HTA and any other person or entity from the business combination provisions of the MGCL, provided that such business combination is first approved by the board of directors.
As a result, any person may be able to enter into business combinations with HTA that may not be in the best interests of our stockholders without compliance by HTA with the supermajority vote requirements and other provisions of the statute. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or the board of directors does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of HTA and increase the difficulty of consummating any offer.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting by the affirmative vote of stockholders entitled to cast two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transactions or to acquisitions approved or exempted by the charter or bylaws of the corporation.
The Bylaws exempt any and all acquisitions of shares of HTA’s stock from the control share acquisition statute. According to the Bylaws, this exemption may be repealed, in whole or in part, at any time, whether before or after an acquisition of control shares and, upon such repeal, may, to the extent provided in any successor bylaw, apply to any prior or subsequent share acquisition.
Certain Elective Provisions of Maryland Law
Title 3, Subtitle 8 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended, and at least three independent directors who are not officers or employees of the corporation or affiliated with an acquiring person, to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any of (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred, or (v) a majority requirement for the calling of a stockholder-requested special meeting of stockholders. Pursuant to Subtitle 8, HTA has elected that, except as may be provided by the board of directors in setting the terms of any class or series of stock, any and all vacancies on the board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any individual elected to fill such vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies. Through provisions in the Charter and Bylaws unrelated to Subtitle 8, HTA requires, unless called by the board of directors, HTA’s independent directors, the chairman of the board of directors or HTA’s president or chief executive officer, the written request of stockholders entitled to cast a majority of the votes entitled to be cast on any matter that may properly be considered at a meeting of stockholders to call a special meeting to act on such matter. Pursuant to a resolution adopted by the board of directors, HTA is prohibited from classifying the board under Subtitle 8 unless stockholders entitled to vote generally in the election of directors approve a proposal to repeal such resolution by the affirmative vote of a majority of the votes cast on the matter. However, the board of directors could elect to provide for any of the remaining provisions.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of The Charter and Bylaws
The provisions of the MGCL, the Charter and the Bylaws described above could delay, defer or prevent a transaction or a change in control of HTA that might involve a premium price for holders of the common stock or otherwise be in the best interests of HTA’s stockholders. Likewise, if the board of directors were to opt in to the business combination provisions of the MGCL or certain of the provisions of Subtitle 8 of Title 3 of the MGCL or if the provision in the Bylaws opting out of the control share acquisition provisions of the MGCL were amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.
Interested Director and Officer Transactions
Pursuant to the MGCL, a contract or other transaction between HTA and a director or between HTA and any other corporation or other entity in which any of HTA’s directors is a director or has a material financial interest is not void or voidable solely on the grounds of such common directorship or interest, the presence of such director at the meeting at which the contract or transaction is authorized, approved or ratified or the counting of the director’s vote in favor thereof, if:
•    the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or such committee authorizes, approves or ratifies the transaction or contract by the affirmative vote of a majority of disinterested directors, even if the disinterested directors constitute less than a quorum;
•    the fact of the common directorship or interest is disclosed or known to HTA’s stockholders entitled to vote thereon, and the transaction or contract is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote, excluding votes cast by the interested director or corporation or other entity; or
•    the transaction or contract is fair and reasonable to HTA.

Purchase and Lease of Assets. The Charter provides that HTA may purchase or lease assets from an officer or director or affiliate thereof upon a finding by a majority of directors, including a majority of independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to HTA and at a price no greater than the cost of the asset to such officer, director or affiliate thereof or, if the price to HTA is in excess of such cost, that substantial justification for such excess exists and such excess is reasonable. In no event shall the purchase price of any property to HTA exceed its current appraised value. In addition, the Charter provides that an officer, director or affiliate thereof may purchase or lease assets from HTA only upon a finding by a majority of directors, including a majority of independent directors, not otherwise interested in the transaction that such transaction is fair and reasonable to HTA and at a price no less than its current appraised value.
Other Transactions. The Charter also provides that we will not engage in any other transaction with an officer, director or affiliate thereof unless a majority of directors, including a majority of independent directors, not otherwise interested in such transaction approve such transaction as fair and reasonable to HTA and on terms and conditions not less favorable to HTA than those available from unaffiliated third parties. The Charter prohibits HTA from making loans to an officer, director or affiliate thereof except certain mortgages or loans to HTA’s wholly owned subsidiaries. In addition, HTA’s officers and directors and any affiliates thereof may not make loans to HTA, or to joint ventures in which HTA is a co-venturer, unless approved by a majority of directors, including a majority of independent directors, not otherwise interested in such transaction as fair, competitive, and commercially reasonable, and no less favorable to HTA than comparable loans between unaffiliated parties.
Related Party Transactions Policy. HTA’s related party transactions policy is included as part of HTA’s code of ethics. Under HTA’s code of ethics, all transactions involving directors, officers and employees involving a conflict of interest must be approved by a majority of the board of directors (including a majority of the disinterested independent directors) as fair and reasonable to HTA and on terms not less favorable to HTA than those available from third parties, even if less than a quorum. Where appropriate in the judgment of the disinterested directors, the board of directors may obtain a fairness opinion or engage independent counsel to represent the interests of non-affiliated security holders, although the board of directors will have no obligation to do so.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.
The Charter and Bylaws provide that, to the maximum extent permitted by Maryland law in effect from time to time, HTA is obligated to indemnify any present or former director or officer or any individual who, while a director or officer of HTA and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner, member, manager or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any such capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding, without requiring a preliminary determination of the ultimate entitlement to indemnification.
The Charter and Bylaws also permit HTA to indemnify and advance expenses to any person who served a predecessor of HTA in any of the capacities described above and to any employee or agent of our company or a predecessor of our company.
The MGCL requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:
•    the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;
•    the director or officer actually received an improper personal benefit in money, property or services; or
•    in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of the corporation, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:
•    a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

•    a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.
Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling HTA for liability arising under the Securities Act of 1933, as amended (the “Securities Act”), HTA has been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
HTA has entered into indemnification agreements with each of HTA’s directors and executive officers whereby HTA indemnifies such directors and executive officers against all expenses and liabilities, and agrees to pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or executive officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity to the fullest extent permitted by Maryland law, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by a director or executive officer to a court of appropriate jurisdiction, such court may order HTA to indemnify such director or executive officer.
REIT Qualification
The Charter provides that the board of directors may revoke or otherwise terminate HTA’s REIT election, without approval of HTA’s stockholders, if it determines that it is no longer in HTA’s best interests to continue to qualify as a REIT.